UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 25, 2018

 SELLAS Life Sciences Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

315 Madison Avenue, 4th Floor New York, NY 10017
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (917) 438-4353

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.

On May 25, 2018, SELLAS Life Sciences Group, Inc. (the “Company”) entered into a Warrant Exchange Agreement (the “Intracoastal Agreement”) with Intracoastal Capital LLC (“Intracoastal”), an accredited investor, providing for the exchange of warrants to purchase an aggregate 33,333 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), on a post-reverse stock split basis held by Intracoastal (the “Intracoastal Warrant”) for a convertible promissory note having an aggregate principal amount of $78,000 (the “Intracoastal Note”). The Company issued the Intracoastal Warrant in the registered offering described in the Company’s prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b)(5) under the Securities Act of 1933 on February 9, 2017 (the “2017 Offering” and the warrants issued in such offering, the “2017 Warrants”).

The Intracoastal Note accrues interest on the outstanding principal amount at a rate of 5% per annum and the entire principal and accrued interest is due and payable on November 25, 2018. The interest rate increases to 18% per annum during a period in which there is an “event of default” under the Intracoastal Note. The holder has the right, from time to time after May 25, 2018, to convert the outstanding principal and accrued interest into shares of Common Stock at a conversion price equal to $7.00 per share (subject to adjustments for stock splits, combinations and the like) (the “Conversion Price”), provided that Intracoastal may not affect any such conversions to the extent it would beneficially own in excess of 9.99% of the outstanding Common Stock. At and any time after an event of default has occurred (whether or not the Company has cured such default), Intracoastal may elect to convert the outstanding principal and accrued interest into shares of Common Stock at an alternate conversion price equal to the lower of (i) the Conversion Price then in effect at the time of such conversion, or (ii) 70% of the lowest volume-weighted average price of the Common Stock on a trading day during the 10-trading period prior to such conversion. For purposes of the Intracoastal Note, an “event of default” is deemed to have occurred upon (A) the suspension of trading of the Common Stock on the Nasdaq Capital Market for a period of five consecutive trading days, (B) the Company’s failure to timely deliver shares of Common Stock upon a conversion within five trading days of the applicable conversion date or upon the Company’s notice that it does not intend to comply a request by Intracoastal to convert, (C) the Company’s or any of its subsidiaries’ failure to timely pay any amount due under the Intracoastal Note or the Intracoastal Agreement, (D) the Company’s bankruptcy, insolvency, liquidation, or similar proceeding, or (E) a breach by the Company of any representation, warranty or covenant contained in the Intracoastal Note or the Intracoastal Agreement that remains uncured for a period of three consecutive trading days.

The Intracoastal Agreement also provides that if the Company enters into an agreement with a holder of the 2017 Warrants that provides for the exchange of such warrants on terms more favorable than those contained in the Intracoastal Agreement, including without limitation, with respect to ratio of any cash paid, or principal amount of notes or value of Common Stock paid in exchange for such warrants, then the Company is to provide notice to Intracoastal within one trading day of such agreement and the terms of the Intracoastal Agreement will be deemed to have been modified in an economically and legally equivalent manner such that Intracoastal would receive the benefit of such more favorable terms, unless Intracoastal elects not to accept such terms by a notice delivered to the Company within 10 trading days.

The Company’s entry into the Intracoastal Agreement was the result of private negotiations between the Company and Intracoastal.

The foregoing description of the Intracoastal Agreement and Intracoastal Note does not purport to be a complete description of all terms and conditions contained therein and is qualified in its entirety by reference to the full text of such documents, which are filed as Exhibit 10.1 hereto.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosures set forth above under Item 1.01 relating to the issuance and description of the Intracoastal Note are incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities.
The disclosures set forth above under Item 1.01 are incorporated by reference herein. The issuance by the Company of the Intracoastal Note in exchange for the Intracoastal Warrant, and the issuance of any shares of Common Stock upon conversion thereof, was or will be made in reliance on Section 3(a)(9) of the Securities Act of 1933, as amended.

Item 9.01.    Financial Statements and Exhibits
(d) Exhibits. The following material is filed as an exhibit to this Current Report on Form 8-K:

Exhibit No.	Description

10.1
Warrant Exchange Agreement by and between the Registrant and Intracoastal Capital LLC dated May 25, 2018 (including as Exhibit A, Convertible Promissory Note by and between the Registrant and Intracoastal Capital LLC dated May 25, 2018)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELLAS Life Sciences Group, Inc.

Date:	June 1, 2018	By:	/s/ Angelos M. Stergiou
Angelos M. Stergiou, M.D., Sc.D. President and Chief Executive Officer